Exhibit 99.1

             SOMANETICS REPORTS 68 PERCENT INCREASE IN NET REVENUES
                         FOR THE SECOND QUARTER OF 2005

-- Second Quarter Net Income Before Income Taxes Climbs to $1.3 Million; Somanetics Increases Fiscal Year Guidance --

    TROY, Mich., June 14 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) today reported financial results for the second quarter of 2005.
    *   Net revenues climbed 68 percent to a record $5.1 million.
    * Net income before income taxes increased 229 percent to a record $1.3 million.
    *   Net income increased to a record $890,183, or $0.08 per diluted share.
    *   Gross margins increased four percentage points to 87 percent.

    "Our second quarter financial performance reflects accelerating demand for the INVOS(R) Cerebral Oximeter in cardiovascular surgery supplemented by early results of our first quarter launch into the pediatric intensive care unit (ICU) market," said Bruce Barrett, Somanetics' president and chief executive officer.

    "We also achieved a number of significant milestones in the second quarter that help position our business for continued growth, including presentation of new cost effectiveness data, new clinical data supporting use of the INVOS System in our target markets and submission of a 510(k) pre-market notification to the FDA to expand labeling for our INVOS technology to monitor changes in blood oxygen saturation in regions of the body in addition to the brain," Barrett said.

    Financial Results
    Net revenues for the second quarter ended May 31, 2005 were a record $5.1 million, a 68 percent increase from $3.0 million in the same period of 2004. For the six months ended May 31, 2005, net revenues increased 60 percent to $9.1 million from $5.7 million in the same period last year.

    U.S. net revenues increased 68 percent to $4.2 million in the second quarter of 2005 from $2.5 million in the same period last year. International net revenues rose 68 percent to $885,212 from $526,482. For the six-month period, U.S. net revenues increased 58 percent to $7.6 million and international revenues increased 70 percent to $1.6 million.

    Somanetics reported record second quarter net income before income taxes of $1.3 million, a 229 percent increase from $409,730 in the second quarter of 2004. While Somanetics did not pay income taxes in the second quarter, taxes were recorded at an estimated effective tax rate of 34 percent. Net income was a record $890,183, or $0.08 per diluted share.

    For the six-months ended May 31, 2005, Somanetics reported net income before income taxes increased 214 percent to $2.2 million from $702,475 in 2004. Net income was $1.5 million for the first six months of 2005, or $0.12 per diluted share.

    Gross margins increased to 87 percent in the second quarter of 2005 from 83 percent in the 2004 second quarter. For the six-month period, gross margins were 87 percent, compared with 82 percent in the same period of 2004.

    As of May 31, 2005, Somanetics' cash balance was $9.4 million. For the six-month period, net increase in cash was $2.3 million, provided primarily by cash from operations.

    New Clinical Data Demonstrates Benefit of Monitoring Diabetic Patients with INVOS System

    John M. Murkin, M.D., professor of anesthesiology at the University of Western Ontario, presented a study at the Society of Cardiovascular Anesthesiologists Annual Meeting that showed the benefits of using the INVOS Cerebral Oximeter to monitor diabetic cardiac surgery patients.

    Diabetic patients have impaired cerebral autoregulation and oxygenation during cardiopulmonary bypass surgery, which presents a challenge for managing these patients during their surgeries.

    The 56-patient study, a sub-study of a larger prospective, randomized trial previously presented by Dr. Murkin, showed that diabetic patients who were monitored with the INVOS System required shorter ventilation times (nine hours versus 30), shorter stays in the intensive care unit (30 hours versus 69 hours) and shorter hospital stays (5.5 days versus 8.4 days) than diabetic patients in the non-monitored group. These results were statistically significant.

    In addition, no difference occurred in brain oxygen levels in the diabetic and non-diabetic patients in the intervention group, indicating that INVOS-prompted medical interventions kept brain blood oxygen saturation at adequate levels and helped diabetic patients achieve the same clinical outcomes as non-diabetic patients.

    New Data Shows Use of INVOS System Reduces Hospital Costs
    Two studies presented at Outcomes 2005: Neurobehavioral Assessment, Physiological Monitoring and Cerebral Protective Strategies, demonstrated that using the Company's INVOS System to help manage regional brain blood oxygen saturation in cardiac surgery patients positively impacts hospital costs of care.

    One study involved a retrospective review of data from an earlier published 200-patient cardiac surgery clinical trial conducted by John M. Murkin, M.D. The financial analysis, conducted by Leaden Hickman, Ph.D., assistant professor, health sciences and administration at the University of Michigan, showed that potential avoidance of complications in cardiac surgery resulted in a total resource utilization reduction of $231,540, or a savings of $1,158 per patient.

    The second study, by Scott Goldman, M.D., chairman, department of surgery, Main Line Health System, was a financial analysis based on an earlier published controlled, retrospective trial evaluating the incidence of stroke in 2,279 cardiac surgery patients at Lankenau Hospital in suburban Philadelphia. Analysis of this data indicated that 12 cerebrovascular accidents were avoided in the patient group that had INVOS-prompted interventions to maintain adequate brain oxygen levels.

    Patients who had cerebrovascular accidents had longer length of stay, higher utilization of health care resources and greater expenses than the overall group, averaging 107 percent higher costs. The financial analysis concluded that preventing these 12 cerebrovascular accidents avoided an estimated $254,214 in direct costs that would have been incurred by the hospital.

    Somanetics Seeks to Broaden Labeling for INVOS System
    Somanetics has submitted a 510(k) pre-market notification to the U.S. Food and Drug Administration to expand its labeling to include monitoring of changes in the blood oxygen saturation in regions of the body in addition to the brain.

    "This creates an array of exciting opportunities," said Barrett. "Our initial interest is in the pediatric ICU setting where medical professionals are interested in monitoring cerebral and non-cerebral oxygen saturation simultaneously and using the combined information to guide clinical decision-making."

    Company Increases Fiscal 2005 Guidance for Revenue and Net Income Before Income Taxes
    Based on the current business environment, Somanetics is increasing its fiscal 2005 net revenue guidance. Somanetics now expects revenue to increase between 55 and 60 percent, or to be between $19.5 and $20.2 million, compared with previous guidance of 47 to 52 percent growth. Somanetics anticipates that net income before income taxes will be between $3.8 million and $4.1 million. Gross margins continue to be forecast at 87 percent and cash on hand at the end of fiscal 2005 is estimated to be approximately $10.5 million.

    Somanetics expects to incur the majority of its expense associated with preparing for its first internal control review under Section 404 of the Sarbanes-Oxley Act and related regulations in the third quarter, an estimated $0.03 per diluted share.

    In preparation for 2006, Somanetics is planning a number of key initiatives for the second half of 2005:
    * Expansion of its direct U.S. sales team from 19 to approximately 30 members by year-end.
    * Pursuit of expanded regulatory labeling of the INVOS cerebral oximetry technology to include monitoring changes in blood oxygen saturation in additional regions of the body.
    * Initial shipments of a neonatal SomaSensor to develop clinical experience that will support a 2006 launch of the product in the neonatal ICU market.
    * Completion of a next generation INVOS platform to incorporate new capabilities and advancements in the INVOS technology.
    * Initiation of enrollment in a prospective, randomized and blinded trial using the INVOS Cerebral Oximeter to help manage elderly, diabetic patients undergoing major non-cardiac surgeries.

    Somanetics to Host Conference Call
    Somanetics will webcast its 2005 second quarter conference call at 11:00 a.m. (ET) today. To join the webcast, visit the Investor Center section of Somanetics' website at http://www.somanetics.com and click on the "2005 Second Quarter Conference Call" link. The call also will be archived on the website.

    About Somanetics
    Somanetics develops and markets the INVOS(R) Cerebral Oximeter, which occupies a unique position in U.S. hospitals as the only commercially available monitoring system that noninvasively and continuously monitors changes in a patient's regional brain blood oxygen saturation. Use of the INVOS Cerebral Oximeter helps medical professionals, such as surgeons, anesthesiologists, perfusionists and the critical care team, identify regional brain blood oxygen imbalances and take corrective action. Such action can prevent or reduce neurological injuries related to adverse events during surgery or in the critical care unit and reduce the associated cost of care. Somanetics also markets the CorRestore(R) System, a cardiac implant used in cardiac repair and reconstruction, including an operation called Surgical Ventricular Restoration, or SVR, a surgical treatment for patients with certain types of severe congestive heart failure. Somanetics' web site is http://www.somanetics.com .

    Safe-Harbor Statement
    Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2005, expected U.S. and international revenue growth and anticipated investments, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements. Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market for our products in domestic and international markets, our current dependence on the Cerebral Oximeter and SomaSensor, the challenges associated with developing new products and obtaining regulatory approvals if necessary, research and development activities, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, third party reimbursement, competition in our markets, including the potential introduction of competitive products by others, our dependence on our distributors, physician training, enforceability and the costs of enforcement of our patents, potential infringements of our patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' Registration Statement on Form S-1 (file no. 333-74788) effective January 11, 2002, its 2004 Annual Report on Form 10-K filed on February 22, 2005 and its first quarter 2005 Quarterly Report on Form 10-Q filed on April 11, 2005.

SOMANETICS CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

                                           Three Months                       Six Months
                                           Ended May 31,                     Ended May 31,
                                 -------------------------------   -------------------------------
                                      2005             2004             2005             2004
                                 --------------   --------------   --------------   --------------
NET REVENUES                     $    5,082,746   $    3,032,976   $    9,115,363   $    5,703,241
COST OF SALES                           644,840          519,316        1,194,989        1,039,709
GROSS MARGIN                          4,437,906        2,513,660        7,920,374        4,663,532

OPERATING EXPENSES:
  Research, development
   and engineering                      104,715           94,727          200,517          182,417
  Selling, general and
   administrative                     3,044,655        2,016,641        5,620,791        3,791,541
  Total operating
   expenses                           3,149,370        2,111,368        5,821,308        3,973,958
OPERATING INCOME                      1,288,536          402,292        2,099,066          689,574
OTHER INCOME:
  Interest income                        60,226            7,438          104,129           12,901
  Total other income                     60,226            7,438          104,129           12,901
NET INCOME BEFORE
 INCOME TAXES                         1,348,762          409,730        2,203,195          702,475

INCOME TAX PROVISION                    458,579               --          749,086               --

NET INCOME                       $      890,183   $      409,730   $    1,454,109   $      702,475

NET INCOME PER COMMON
 SHARE - BASIC                   $         0.09   $         0.04   $         0.14   $         0.07

NET INCOME PER COMMON
 SHARE - DILUTED                 $         0.08   $         0.04   $         0.12   $         0.06

WEIGHTED AVERAGE
 SHARES OUTSTANDING -
 BASIC                               10,180,853        9,577,454       10,160,659        9,443,765

WEIGHTED AVERAGE
 SHARES OUTSTANDING -
 DILUTED                             11,866,928       11,588,715       11,832,184       11,264,434

SOMANETICS CORPORATION

BALANCE SHEETS

                                                  May 31,        November 30,
                                                   2005              2004
                                              --------------    --------------
                                                (Unaudited)        (Audited)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                   $    9,370,463    $    7,069,542
  Accounts receivable                              2,514,787         2,022,544
  Inventory                                          741,184           682,910
  Prepaid expenses                                   151,523           257,893
  Deferred tax asset - current                       554,921           510,000
    Total current assets                          13,332,878        10,542,889
PROPERTY AND EQUIPMENT (at cost):
  Demonstration and no-cap sales equipment
   at customers                                    1,804,003         1,628,431
  Machinery and equipment                            722,812           704,581
  Furniture and fixtures                             262,723           255,044
  Leasehold improvements                             171,882           171,882
    Total                                          2,961,420         2,759,938
    Less accumulated depreciation and
     amortization                                 (1,744,468)        1,675,881)
    Net property and equipment                     1,216,952         1,084,057
OTHER ASSETS:
  Deferred tax asset - non-current                 5,395,993         6,190,000
  Intangible assets, net                             949,470           952,926
  Other                                               15,000            15,000
    Total other assets                             6,360,463         7,157,926
TOTAL ASSETS                                  $   20,910,293    $   18,784,872

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                            $      736,848    $      529,097
  Accrued liabilities                                602,301           703,109
    Total current liabilities                      1,339,149         1,232,206
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred shares; authorized, 1,000,000
   shares of $.01 par value; no shares
   issued or outstanding                                  --                --

Common shares; authorized, 20,000,000
 shares of $.01 par value; issued and
 outstanding, 10,234,662 shares at May 31,
 2005, and 10,137,782 shares at
 November 30, 2004                                    102,347           101,378
    Additional paid-in capital                     62,896,835        62,333,435
    Accumulated deficit                           (43,428,038)      (44,882,147)
      Total shareholders' equity                   19,571,144        17,552,666
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $   20,910,293    $   18,784,872

SOURCE  Somanetics Corporation
    -0-                             06/14/2005
    /CONTACT: Mary Ann Victor, Vice President, Communications of Somanetics Corporation, +1-248-689-3050, ext. 204, Fax: +1-248-689-4272/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.somanetics.com /